Exhibit 99.1

NEWS RELEASE

     FOR IMMEDIATE RELEASE

FOR:	Mesa Air Group, Inc.	CONTACT:	Peter Murnane
	410 N. 44th St.		602-685-4010
Phoenix, AZ 85008

Mesa Air Group Reports 2nd Quarter 2005 Earnings

PHOENIX, April 26, 2005 – Mesa Air Group, Inc. (NASDAQ-MESA) today announced 2nd quarter after tax earnings of $10.8 million on revenues of $263.8 million. Total operating revenues for the second quarter of 2005 increased $54.2 million, or 25.8%, primarily as a result of a 24.6% increase in available seat miles (ASMs). Earnings per share for the 2nd quarter were 26 cents per share on a diluted basis (all amounts reported herein are after tax and all per share amounts reported hereafter are on a diluted basis) as compared to net income of $1.8 million or 5 cents per share for the same period of fiscal 2004. Pro forma net income for the quarter was $11.9 million, or 28 cents per share. Pro forma net income excluded $0.6 million from a settlement of a dispute with a vendor and net investment losses of $1.6 million. This compares to pro forma earnings of $9.6 million, or 22 cents per share for the comparable period of fiscal 2004.

Total ASMs for the second quarter of 2005 increased 24.6% from the second quarter of 2005, primarily as a result of an increase in the number of regional jets flown from 116 jets as of March 31, 2004 to 136 of March 31, 2005. During the quarter, the Company took delivery of four 86-seat CRJ-900s for our America West flying. These deliveries increased Mesa’s fleet of regional jets to 136 regional jet aircraft, comprised of 92 50-seat regional jets, 15 70-seat regional jets and 29 86-seat regional jets (47 America West, 30 United and 59 US Airways. During the remainder of fiscal 2005, the Company is contractually committed to delivering to America West nine 86-seat regional jets). In addition, Mesa operates 42 turboprops, 16 37-seat DH8-200s (6 America West and 10 United) and 26 B1900s (10 Mesa and 16 US Airways).

As of March 31, 2005, the Company’s cash, marketable securities and debt investments were approximately $255.9 million, including $10.3 million of restricted cash.

“With many thanks for our employees’ contributions, we are pleased to announce our 14th consecutive profitable quarter on a pro forma basis,” said Jonathan Ornstein, Mesa’s Chairman and CEO. “In spite of the good results, we remain cognizant of the challenges faced by our airline partners and remain supportive of their restructuring efforts. As a result, there may be significant changes to our Company’s operations. We believe Mesa’s position as one of the lowest cost operators of regional jet aircraft makes us particularly well suited to face today’s difficult environment.”

Mesa’s operating statistics for the three months ended March 31,

	2005	2004	Change
Passengers	2,897,114	2,169,630	33.5%
Available Seat Miles (000s)	1,976,122	1,585,606	24.6%
Revenue passenger miles (000s)	1,376,419	1,059,520	29.9%
Load Factor %	69.7	66.8	2.9 pts
Yield (cents)	18.0	19.8	-9.1%
Revenue per ASM (cents)	12.5	13.2	-5.3%
Operating Cost per ASM (cents) *	11.9	12.0	-0.8%
Operating Cost per ASM, excluding fuel expense (cents) *	8.6	9.3	-7.5%
Average Stage Length (miles)	434.8	384.8	13.0%

     • Excluding one-time items

Mesa’s operating statistics for the six months ended March 31,

	2005	2004	Change
Passengers	6,074,665	4,271,230	42.2%
Available Seat Miles (000s)	4,010,548	3,042,393	31.8%
Revenue passenger miles (000s)	2,813,634	2,050,459	37.2%
Load Factor %	70.2	67.4	2.8pts.
Yield (cents)	18.8	19.4	-3.1%
Revenue per ASM (cents)	13.2	13.1	0.8%
Operating Cost per ASM (cents) *	11.7	11.8	-0.8%
Operating Cost per ASM, excluding fuel expense (cents) *	8.5	9.3	-8.6%
Stage Length (miles)	384.0	379.6	1.2%

     • Excluding one-time items

MESA AIR GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	March 31,	March 31,
	2005	2004
Operating revenues:
Passenger	$255,529	$202,549
Freight and other	8,286	7,115

Total operating revenues	263,815	209,664

Operating expenses:
Flight operations	79,115	73,865
Fuel	65,194	42,768
Maintenance	46,928	37,192
Aircraft and traffic servicing	17,591	16,029
Promotion and sales	815	1,443
General and administrative	15,655	14,925
Depreciation and amortization	10,113	5,417
Impairment and restructuring charges	—	11,317

Total operating expenses	235,411	202,956

Operating income	28,404	6,708

Other income (expense):
Interest expense	(10,194)	(5,223)
Interest income	464	393
Other income (expense)	(1,094)	1,131

Total other income (expense)	(10,824)	(3,699)

Income before income taxes	17,581	3,009
Income taxes	6,733	1,240

Net income	$10,848	$1,769

Income per common share:
Basic	$0.37	$0.06
Diluted	$0.26	$0.05
Weighted average shares — basic	29,585	31,741
Weighted average shares — diluted	47,601	32,923
Dilutive interest on convertible debentures included in interest expense (after tax)	$1,524	$—

	Three Months Ended
	March 31,	March 31,
	2005	2004
PRO FORMA (After tax):
Net income	$10,848	$1,769
Settlement of dispute with vendor	(617)	—
Beech 1900 return costs	—	6,655
Merger Related Costs	—	(845)
Executive compensation payments, net of change in effective tax rate	—	2,448
Investment (income) loss	1,645	(411)

Pro forma net income	$11,876	$9,616

Pro forma income per common share
Basic	$0.40	$0.30
Diluted	$0.28	$0.22
Weighted average shares — basic	29,585	31,741
Weighted average shares — diluted	47,601	49,855
Dilutive interest on convertible debentures included in interest expense (after tax)	$1,524	$1,215

To supplement our consolidated financial statements presented in accordance with GAAP, the Company uses non-GAAP measures of pro forma net income and pro forma earnings per share, which are adjusted from our GAAP results as shown above. These non-GAAP adjustments are provided to enhance the user’s overall understanding of our current financial performance. We believe the non-GAAP results provide useful information to both management and investors by excluding certain charges and other amounts that we believe are not indicative of our core operating results. These non-GAAP measures are included to provide investors and management with an alternative method for assessing the Company’s operating results in a manner that is focused on the performance of the Company’s ongoing operations and to provide a more consistent basis for comparison between quarters. In addition, since we have historically reported pro forma results to the investment community, we believe the inclusion of non-GAAP numbers provides consistency in our financial reporting. These measures are not in accordance with or an alternative for, GAAP and may be different from pro forma measures used by other companies.

Amounts reported above for prior year pro forma earnings per share amounts have been restated to reflect the Company’s adoption of Emerging Issues Task Force Issue Number 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings Per Share.”

MESA AIR GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share amounts)

	Six Months Ended
	March 31,	March 31,
	2005	2004
Operating revenues:
Passenger	$511,917	$383,872
Freight and other	16,702	13,345

Total operating revenues	528,620	397,217

Operating expenses:
Flight operations	158,339	138,678
Fuel	132,308	78,700
Maintenance	95,534	73,886
Aircraft and traffic servicing	34,368	29,852
Promotion and sales	2,160	3,091
General and administrative	31,188	32,016
Depreciation and amortization	19,286	11,372
Impairment and restructuring charges (credits)	(1,257)	11,317

Total operating expenses	471,926	378,912

Operating income	56,694	18,305

Other income (expense):
Interest expense	(18,935)	(10,707)
Interest income	1,058	610
Other income	1,254	1,834

Total other income (expense)	(16,623)	(8,263)

Income before income taxes	40,072	10,042
Income taxes	15,348	4,139

Net income	$24,724	$5,903

Income per common share:
Basic	$0.83	$0.19
Diluted	$0.58	$0.16
Weighted average shares — basic	29,685	31,732
Weighted average shares — diluted	47,644	49,998
Dilutive interest on convertible debentures included in interest expense (after tax)	$3,049	$2,176

	Six Months Ended
	March 31,	March 31,
	2005	2004
PRO FORMA (After tax):
Net income	$24,724	$5,903
Embraer 120 lease return costs	1,052	—
Reversal of Shorts 360 restructuring costs	(775)	—
Beech 1900 return costs	—	6,655
Merger related costs	—	2,228
Executive compensation payments, net of change in effective tax rate	—	2,873
Insurance proceeds	(617)	—
Investment (income) loss	(515)	(732)

Pro forma net income	$23,869	$16,927

Pro forma income per common share
Basic	$0.80	$0.53
Diluted	$0.56	$0.38
Weighted average shares — basic	29,685	31,732
Weighted average shares — diluted	47,644	49,998
Dilutive interest on convertible debentures included in interest expense (after tax)	$3,049	$2,176

*	To supplement our consolidated financial statements presented in accordance with GAAP, the Company uses non-GAAP measures of pro forma net income and pro forma earnings per share, which are adjusted from our GAAP results as shown above. These non-GAAP adjustments are provided to enhance the user’s overall understanding of our current financial performance. We believe the non-GAAP results provide useful information to both management and investors by excluding certain charges and other amounts that we believe are not indicative of our core operating results. These non-GAAP measures are included to provide investors and management with an alternative method for assessing the Company’s operating results in a manner that is focused on the performance of the Company’s ongoing operations and to provide a more consistent basis for comparison between quarters. In addition, since we have historically reported pro forma results to the investment community, we believe the inclusion of non-GAAP numbers provides consistency in our financial reporting. These measures are not in accordance with or an alternative for, GAAP and may be different from pro forma measures used by other companies.

Amounts reported above for prior year pro forma earnings per share amounts have been restated to reflect the Company’s adoption of Emerging Issues Task Force Issue Number 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings Per Share.”

Mesa’s second quarter results will be discussed in more detail on April 26, 2005 at 11:00 AM PDST (Pacific Daylight Savings Time) via teleconference. The live audio Webcast of the call will be available on Mesa’s Web site at www.mesa-air.com. There will also be a replay of the call available beginning approximately one hour after its conclusion at the same Web address.

Mesa currently operates 180 aircraft with over 1,100 daily system departures to 165 cities, 44 states, the District of Columbia, Canada and Mexico. Mesa operates as America West Express, US Airways Express and United Express under contractual agreement with America West, US Airways and United Airlines, respectively, and independently as Mesa Airlines. The Company, which was founded by Larry and Janie Risley in New Mexico in 1982, has approximately 5,000 employees. Mesa is a member of the Regional Airline Association and Regional Aviation Partners. The Company was named 2005 Regional Airline of the Year by Air Transport World Magazine.

This press release contains various forward-looking statements that are based on management’s beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, projected or expected. The Company does not intend to update these forward-looking statements prior to its next filing with the Securities and Exchange Commission.

For further information regarding this press release please contact Peter Murnane at 602-685-4010 or peter.murnane@mesa-air.com

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